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--------                                       U.S. SECURITIES AND EXCHANGE COMMISSION                 -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
                                         Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
Lepley, Laurence W.                                 (Month/Day/Year)    Centennial HealthCare Corporation (CTEN)
                                                    (1)
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    (Last)          (First)          (Middle)    3. IRS or Social Se-   5. Relationship of Reporting Person    6. If Amendment, Date
                                                    curity Number of         to Issuer (Check all applicable)      of Original
                                                    Reporting Person         Director           10% Owner          (Month/Day/Year)
400 Perimeter Center Terrance, Suite 650            (Voluntary)         ----               ----
                                                                             Officer (give      Other (specify  --------------------
-------------------------------------------------                        X   title below)       below)
                    (Street)                                            ----               ----

Atlanta, GA 30346                                                        President of Paragon
                                                                           Rehabilitation, Inc.
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    (City)          (State)            (Zip)                                                                   7. Individual or
                                                                                                                  Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                  Line)
                                                                                                                  Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
                                                                                                               ---

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                                        TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 4)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock                                               75,596(2)                     D
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* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
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                                      (Print or Type Responses)
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FORM 3 (continued)   Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation         Title             Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Series C Preferred Stock            Immed.   N/A        Common Stock         63,109(2)      (3)         (D)
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Employee Stock Option (right        Immed.   1/31/06    Common Stock          6,316(2)     $8.74        (D)
         to buy)
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Employee Stock Option (right          (4)    3/1/07     Common Stock           4,028(2)     (5)         (D)
         to buy)
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Explanation of Responses:
(1) Date of effectiveness of the Registration Statement on Form S-1 filed by the Issuer in connection with its initial public offering, estimated to be on or about July 1, 1997.
(2) Reflects .6897-for-1 reverse stock split effective the date of the event requiring this statement.
(3) Each share of Series C Preferred Stock will convert into 10.048 shares of Common Stock on a post reverse stock split basis.
(4) Vests 1/3 at 1/1/98, 1/3 at 1/1/99, 1/3 at 1/1/00.
(5) Exercise price equal to price to public in Issuer's initial public offering.


                                                                        /s/ Laurence W. Lepley                        6/28/97
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           Laurence W. Lepley

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.
                                                                                                                           Page 2
                                                                                                                   SEC 1473 (8-92)
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